Exhibit 99.1

                  IMMUNICON CORPORATION REPORTS RESULTS FOR THE
                  QUARTER AND FULL YEAR ENDED DECEMBER 31, 2004

        * Results include product revenue for 2004 of $1,127,000 of which $944,000 was recorded in the fourth quarter

        * As of December 31, 2004 Immunicon had shipped 18 complete instrument systems

        * First system sale made to a major pharmaceutical company for drug development purposes

        * Clinical studies intended for expanded product labeling in metastatic colorectal and prostate cancers are progressing well

        * 510(k) under review at the U.S. Food and Drug Administration (FDA) for next generation cell analysis platform, CellTracks(R) Analyzer II (TM)

        HUNTINGDON VALLEY, Pa., Feb. 17 /PRNewswire-FirstCall/ -- Immunicon Corporation (Nasdaq: IMMC), a development-stage diagnostics company developing and commercializing proprietary cell-based diagnostic and research products with an initial focus on cancer, today announced its operating results for the three months and year ended December 31, 2004.

        The Company reported product revenue of $944,000 for the fourth quarter and $1,127,000 for the year ended December 31, 2004. No product revenue was recorded in 2003. Full year 2004 revenue from instrument sales was $965,000 and revenue from reagent sales was $162,000. Total pro forma cost of goods sold was $1,071,000 and total pro forma gross margin was $56,000. (See Exhibit I below)

        The Company launched its initial in vitro diagnostic products in August 2004. As of December 31, 2004, Immunicon had shipped 18 instrument systems and recorded 10 instrument system sales. It should be noted that the recognition of revenue related to instrument shipments is typically delayed for a period of several months due to final evaluation of these systems at customer locations.

        Total revenue for the year ended December 31, 2004 was $1,565,000 compared with approximately $3.0 million for the year ended December 31, 2003. The decrease in revenue in 2004 is due to the Company recognizing more milestone revenue in 2003 related to the completion of certain initial product development milestones through our agreement with Veridex, LLC, a Johnson & Johnson company.

        Research and development expenses were $23.5 million and $16.0 million for the years ended 2004 and 2003, respectively. General and administrative expenses were $6.1 million for the year ended 2004, compared with $4.5 million for the year ended 2003. These increases in research and development costs as well as general and administrative expenses are generally the result of higher costs associated with completion of the development and the launch of the Company's initial cancer diagnostic products.

        For the year ended December 31, 2004, the net loss was $27.9 million, or $1.70 per share, based on 16,386,135 weighted average common shares outstanding compared with a net loss of $17.6 million or $37.90 per share for the same period in 2003 based on 465,527 weighted average common shares outstanding.

        On December 31, 2004, the Company had cash, cash equivalents and investments of $53.6 million of which $530,000 were investments which have maturity dates of greater than one year. Total cash expenditures for 2004 were $30 million including operating expenses, capital expenditures and debt service, which is consistent with guidance provided earlier in 2004.

        The Company anticipates that its net cash expenditures for 2005 will be in the range of between $35 million and $38 million. The Company also anticipates that it will launch its CellTracks Analyzer II in the second quarter of this year. New placements of the existing CellSpotter(R) Analyzer and CellTracks AutoPrep(TM) System may be modest at least in the first quarter of 2005 in anticipation of the availability of the new analyzer.

        Edward L. Erickson, the Company's Chairman, President and Chief Executive Officer commented, "2004 was a year of extraordinary achievement for Immunicon. We obtained important regulatory clearances from the FDA; began commercialization of our technology for in vitro diagnostic use in metastatic breast cancer; received substantial recognition of the importance of our technology in the scientific and medical communities, including publication of data in breast cancer in the New England Journal of Medicine; and commenced clinical trials designed to obtain product label expansion in metastatic colorectal and prostate cancers. Additionally, we completed major financing events including our initial public offering in April 2004 and significant new credit facilities with high quality lenders."

        Highlights for the year ended December 31, 2004 and Quarter to Date in 2005

        * As of December 31, 2004, the Company had shipped 18 complete systems each consisting of a CellTracks AutoPrep System and CellSpotter Analyzer. Ten systems were shipped to laboratory customers and 8 systems were shipped to affiliates of Johnson & Johnson. For the year ended December 31, 2004 we completed ten system sales and recognized revenue of $965,000 on these instrument sales. Seven of these sales were to affiliates of Veridex and three were to third party customers, including a major reference laboratory, a comprehensive cancer center and a pharmaceutical company. The last is intended for use in the development of pharmaceutical products. We now have instruments placed in the USA, Europe and Japan. Note that the recognition of revenue related to instrument shipments is typically delayed for a period of several months due to evaluation of these systems at customer locations.

        * The August 19, 2004 issue of The New England Journal of Medicine published results of a prospective study sponsored by us showing that the number of circulating tumor cells in 7.5 mL of blood taken from women with metastatic breast cancer predicts progression-free and overall survival. This significant finding received extensive media coverage including separate pieces in the August 19 issue of The Wall Street Journal and the August 18 ABC News national broadcast of World News Tonight.

        * While conducting the study in metastatic breast cancer that was the subject of the article that appeared in the August 2004 issue of NEJM, we expanded the study to include 46 patients with non-measurable ("bone only") disease. Analysis of the data that now included 233 patients with extended follow-up further strengthened the importance of CTCs for disease management of patients with metastatic breast cancer.

        * On August 20, 2004, we announced the release for sale of the CellSearch Circulating Tumor Cell Kit, CellSpotter Analyzer and CellTracks AutoPrep System for in vitro diagnostic use in metastatic breast cancer.

        * In September 2004, we entered into an agreement with Quest Diagnostics to purchase our CellTracks AutoPrep System and CellSpotter Analyzer to enable Quest Diagnostics to run the CellSearch Circulating Tumor Cell Kit.

        * On September 27, 2004, we announced shipment of two CellTracks AutoPrep Systems and two CellSpotter Analyzers to Japan, which was the first shipment of our products to this important market.

        * During 2004 we completed a number of important clinical and technology development milestones as defined in our agreement with Veridex and received milestone payments totaling $1,833,000.

            -- In February we received $500,000 of the $1,500,000 milestone payment pertaining to breast cancer therapy monitoring pursuant to Veridex's receipt of 510(k) clearance from the FDA for use of the CellSearch Circulating Tumor Cell Kit. The remaining $1,000,000 will be payable upon successful introduction of our CellTracks Analyzer II as determined by the joint Immunicon and Veridex Steering Committee.

            -- In June we received a $500,000 milestone payment for initiating a multi-center clinical trial for the monitoring of metastatic colorectal cancer.

            -- In September we and Veridex agreed that Immunicon had successfully completed three development milestones and as a result we received payments totaling $833,000. Two milestones were related to clinical indications in the non-metastatic setting of prostate and lung cancer and the amounts received by the Company from Veridex were $300,000 and $333,000, respectively. The third was related to the completion of the development of tumor cell profiling reagents and the amount received for this milestone was $200,000.

        * In the fourth quarter of 2004, we initiated a clinical trial intended to extend product labeling to include metastatic prostate cancer. At the American Association for Cancer Research (AACR) 2004 Annual Meeting in Orlando, Florida, data were presented from a research study that assessed the possible relationship between CTCs and survival in prostate cancer patients. The abstract, entitled "Circulating Tumor Cells Predict Survival in Patients with Metastatic Prostate Cancer," showed that patients with 5 or more CTCs in 7.5 mL of blood had a statistically significant decreased median survival versus those with fewer than 5 CTCs. Additionally, CTCs appear to be a better predictor of such outcome versus prostate specific antigen, or PSA.

        * In February 2005, we amended our agreement with Veridex to modify the milestones entitled "Colorectal or Breast Cancer Adjuvant Prognosis and Recurrence Monitoring" and "Metastatic Colorectal or Prostate Cancer Therapy Monitoring."

            The milestone entitled "Colorectal or Breast Cancer Adjuvant Prognosis and Recurrence Monitoring" was amended to modify the basis of the milestone and achievement requirements to the development of an assay using our proprietary technology for analysis of tumor cells in the bone marrow of cancer patients. In connection therewith in February 2005 we initiated a clinical research study to explore the potential utility of an assay we are developing for detecting tumor cells in bone marrow samples drawn from patients with solid tumor cancers. The study also includes a control group of normal subjects.

            The milestone entitled "Metastatic Colorectal or Prostate Cancer Therapy Monitoring" was amended to provide for progress payments triggered by certain events in the development program. A payment of $250,000 is now payable upon accrual of an adequate number of metastatic colorectal cancer patients to support a regulatory submission to the U.S. Food and Drug Administration and an additional payment of $250,000 is payable upon completion of a draft regulatory submission that is acceptable to the Steering Committee. The superseded milestone had provided for payment of $500,000 upon Steering Committee approval of the final regulatory submission. Immunicon has already received $500,000 as a result of the enrollment of the first patient in this trial.

        * In December 2004, we announced a second extension of our Research and Development Agreement with Pfizer Inc., under which we are collaborating with Pfizer to develop new reagents designed to detect certain undisclosed antigens on circulating tumor cells (CTCs).

        * On December 9, 2004, we announced that the CellTracks(R) Endothelial Cell Kit has been released for sale for Research Use Only (RUO). The CellTracks Endothelial Cell Kit is used in conjunction with our CellTracks AutoPrep System for blood sample preparation and CellSpotter(R) Analyzer to capture, count and characterize circulating endothelial cells from whole blood. Endothelial cells form the lining of blood vessels and play a key role in the development of many diseases including cardiovascular disease and cancer. Enumeration and characterization of such circulating endothelial cells (CECs) may provide insights into the nature of specific disease processes and response to treatment.

        * On October 26, 2004 we announced that we had extended our existing equipment lines of credit with Silicon Valley Bank and with General Electric Capital Life Science and Technology group for an aggregate of $17 million additional funding. The credit facility with Silicon Valley Bank represents a $12 million extension to an existing line of credit. The $5 million GE credit facility is also an extension of an existing line of credit. Immunicon can use the funds to finance the manufacture of the Company's cellular analysis platforms (CellTracks Analyzer and the CellTracks AutoPrep System) for placement with customers and for general corporate purposes.

        * On October 13, 2004 we reached the end of the 180-day period of restriction from sale for substantially all common shares that was established at the time of our IPO. The total number of shares outstanding as of December 31, 2004 is 23,165,741. Sales of shares held by Officers, Directors and other affiliated entities are subject to the legal restrictions outlined by the Securities and Exchange Commission and by the NASDAQ.

        * On October 12, 2004 we appointed Byron D. Hewett to the newly created position of Chief Operating Officer (COO) and General Manager, Cancer Products. In this capacity, Hewett will be responsible for day-to-day management of the Company's cancer diagnostics and research products business in addition to line responsibility for operations, marketing and regulatory affairs. He will also play a major role in guiding the development of new products and indications in cancer. Hewett reports directly to Chairman, President and Chief Executive Officer Edward L. Erickson.

        Conference Call
        Edward L. Erickson, Chairman, President and CEO, and other members senior management will provide a Company update and discuss results via Web cast and conference call on Thursday February 17, 2005 at 9:00 AM Eastern Time. To participate in the live call by telephone, please dial 800-289-0493 (USA only) or 913-981-5510, reservation number 8110479.

        Those interested in listening to the conference call live via the Internet may do so by visiting the Company's Web site at http://www.immunicon.com. To listen to the live call, please go to the Web site 15 minutes prior to its start to register, download, and install the necessary audio software.

        A replay will be available on the Company's Web site for 30 days beginning February 17 to March 18, 2005. In addition, a telephone replay will be available through Friday February 25 11:59 p.m. Eastern Time by dialing 888-203-1112 or 719-457-0820, reservation number 8110479.

        About Immunicon Corporation
        Immunicon Corporation is developing and commercializing proprietary cell- based research and human diagnostic products with an initial focus on cancer disease management. The Company has developed platform technologies for selection and analysis of rare cells in blood, such as circulating tumor cells. Immunicon's products and underlying technology platforms also have application in the clinical development of cancer drugs and in cancer research and may have applications in other fields of medicine, such as cardiovascular and infectious diseases.

        The information contained in this press release includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are often preceded by words such as "hope," "may," "believe," "anticipate," "plan," "expect," "intend," "assume," "will" and similar expressions. The Company cautions investors not to place undue reliance on the forward-looking statements contained in this press release. Forward-looking statements speak only as of the date of this press release, reflect management's current expectations and involve certain factors, such as risks and uncertainties that may cause actual results to be far different from those suggested by the Company's forward-looking statements. These factors include, but are not limited to, risks associated with: the Company's dependence on Veridex; the Company's capital and financing needs; research and development and clinical trial expenditures; commercialization of the Company's product candidates; the Company's ability to use licensed products and to obtain new licenses from third parties; the Company's ability to manage its growth; obtaining necessary regulatory approvals; reliance on third party manufacturers and suppliers; reimbursement by third party payors to the Company's customers for the Company's products; compliance with applicable manufacturing standards; the ability to earn license and milestone payments under the Company's agreement with Veridex; retaining key management or scientific personnel; delays in the development of new products or to planned improvements to the Company's products; effectiveness and reliability of the Company's products both in absolute terms and compared to competitors' products; protection of the Company's intellectual property and other proprietary rights; conflicts with the intellectual property of third parties; product liability lawsuits that may be brought against the Company; labor, contract or technical difficulties; and competitive pressures in the Company's industry. These factors are discussed in more detail in the Company's filings with the Securities and Exchange Commission.

     Contact Information:                  Investors/Media:
     James G. Murphy                       The Ruth Group
     SVP of Finance & Administration, CFO  John Quirk (investors) 646-536-7029
     215-830-0777 ext. 121                 jquirk@theruthgroup.com
     jmurphy@immunicon.com                 Greg Tiberend (media) 646-536-7005
                                           gtiberend@theruthgroup.com

IMMUNICON CORPORATION AND SUBSIDIARIES
(A Development-Stage Company)

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share amounts)

                                                        December 31,     December 31,
                                                           2004             2003
                                                       -------------    -------------
                                                        (Unaudited)
ASSETS
           CURRENT ASSETS:
  Cash and cash equivalents                            $      27,552    $      30,601
  Short-term investments                                      25,551                -
  Inventory                                                    1,076                -
  Accounts receivable                                            504                -
  Prepaid expenses and other current assets                    1,100              487
                                                              55,783           31,088

Property and equipment, net                                    4,380            3,561

Long term investments                                            530                -
Assets related to financing activities                             -              674
Other assets                                                     371              412
TOTAL ASSETS                                           $      61,064    $      35,735

LIABILITIES AND STOCKHOLDERS' EQUITY
        CURRENT LIABILITIES:
  Current portion of long-term debt                    $       3,012    $       3,360
  Accounts payable                                               940            1,008
  Accrued expenses                                             3,392            2,787
  Current portion of deferred revenue                          1,398               97
           Total current liabilities                           8,742            7,252
Long-term debt                                                 2,587            3,792
Deferred revenue                                                 897               25
Commitments and Contingencies

        STOCKHOLDERS' EQUITY:
  Convertible preferred stock
   (liquidation value of $0 as of
   December 31, 2004 and $87,756 as
    of December 31, 2003, respectively)                            -           85,115
  Common stock, $.001 par
   value-100,000,000 authorized,
    23,165,741 and 485,820 shares
     issued and outstanding as of
   December 31, 2004 and December 31,
    2003, respectively                                            23                1
  Additional paid-in capital                                 142,683            7,033
  Deferred compensation                                       (2,358)          (3,858)
  Currency translation adjustment                                 29
  Loan for stock options                                           -              (19)
  Deficit accumulated during the development
   stage                                                     (91,539)         (63,606)

           Total stockholders' equity                         48,838           24,666

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY             $      61,064    $      35,735

IMMUNICON CORPORATION AND SUBSIDIARIES
(A Development-Stage Company)

CONSOLIDATED STATEMENT OF OPERATIONS
DECEMBER 31, 2004 COMPARED TO DECEMBER 31, 2003
(in thousands, except for per share and per share data)
UNAUDITED

                                                                                                 Period from
                                                                                                  August 25,
                                                                                                    1983
                                                                                                 (inception
                                      Three Months Ended              Fiscal Year Ended            date) to
                                          December 31,                   December 31,            December 31,
                                 ----------------------------    ----------------------------    ------------
                                     2004            2003            2004            2003            2004
                                 ------------    ------------    ------------    ------------    ------------
Product revenue                  $        944    $          -    $      1,127    $          -    $      1,127
Milestone, license
 and other revenue                        249             934             438           2,974           8,352

Total revenue                           1,193             934           1,565           2,974           9,479

Operating expenses:

 Research & Development                 6,403           4,578          23,545          16,032          78,217
 General & administrative                 856           1,328           6,064           4,512          24,489
    Total operating
     expenses                           7,259           5,906          29,609          20,544         102,589

Operating income (loss)                (6,066)         (4,972)        (28,044)        (17,570)        (93,110)

Other income from related
 party                                      -               -               -             250             250

Other income (expense)
 Interest Income                          273              77             732             247
 Interest Expense                        (137)           (161)           (621)           (570)
    Total other income
     (expense)                            136             (84)            111            (323)          1,321

Net Loss                         $     (5,930)   $     (5,056)   $    (27,933)   $    (17,643)   $    (91,539)

Net loss per common
 share - basic and
 diluted                         $      (0.26)   $     (10.46)   $      (1.70)   $     (37.90)

Weighted average
 common shares
 oustanding-
 basic and diluted
  (unaudited)                      23,091,872         483,197      16,386,135         465,527

Pro forma net loss
 per common share-
 basic and diluted
 (unaudited)                     $      (0.26)                   $      (1.22)

Pro form weighted
 average common
 shares
 outstanding-basic
  and diluted
  (unaudited)                      23,091,872                      22,966,563


Exhibit I

IMMUNICON CORPORATION AND SUBSIDIARIES
(A Development-Stage Company)

Pro forma reconciliation of product revenue and cost of goods sold to product revenue as reported (1)
For the year ended December 31, 2004
UNAUDITED

                                                                     Revenue &
                                                                     pro forma
                                                   Pro forma         costs of
                                       Actual     adjustments       goods sold
                                      ---------   -----------      -----------
Product revenue as reported           $   1,127

Revenue and pro forma costs
 of goods sold by product category

                  Reagents
Revenue from related party                  143                           143
     Other reagent revenue                   19                            19
     Total reagent revenue                  162                           162

Pro forma cost of goods sold                  -            43              43

Pro forma gross margin - reagents             -                           119

            Instruments
 Revenue from related party                 726                           726
   Other instrument revenue                 239                           239
   Total instrument revenue                 965                           965

 Pro forma cost of goods sold                 -         1,028           1,028

 Pro forma gross margin -
  instruments                                 -                           (63)

 Total product revenue                    1,127             -           1,127
 Pro forma cost of goods sold                 -         1,071 (1)       1,071
 Pro forma gross margin                       -             -      $       56

     (1) Prior to the fourth quarter of 2004 Immunicon was engaged in research and development activities as well as activities related to commercial product launch, including manufacturing activities. We officially launched our initial commercial products on August 20, 2004. Effective October 1, 2004 Immunicon adopted a policy for recognition of inventory and cost of sales. Prior to October 1, 2004 costs related to the manufacture of inventory were recorded as research and development costs. Since the costs of the units sold in 2004 had been expensed as part of research and development in periods prior to the fourth quarter of 2004, there are no costs of sales recorded related to the sales in the accompanying statement of operations. The table above reflects the pro forma costs of the items sold in 2004 as if those costs had not been expensed in prior periods. Immunicon management believes that this information is useful for the readers in order to provide a more representative illustration of our anticipated gross margins in future periods. However the Company has a limited history of commercial sales and we therefore expect that these results will fluctuate for the foreseeable future. There can be no assurance that these pro forma results will be reflective of results in future periods.

SOURCE  Immunicon Corporation
        -0-                             02/17/2005

        /CONTACT: James G. Murphy, SVP of Finance & Administration, CFO of Immunicon Corporation, +1-215-830-0777 ext. 121, jmurphy@immunicon.com; Investors - John Quirk, +1-646-536-7029, jquirk@theruthgroup.com, Media - Greg Tiberend, +1-646-536-7005, gtiberend@theruthgroup.com, both of The Ruth Group for Immunicon Corporation/
       /Web site:  http://www.immunicon.com